EMPLOYMENT AGREEMENT


      THIS AGREEMENT has been made and entered into this 1st day of March, 1995, by and between Work Recovery, Inc., a corporation organized and operated under the laws of the State of Colorado (the "Company"), with its corporate offices located at 2341 S. Friebus, Tucson, Arizona 85713, and Bobby S. Roberts (the "Employee").

                             RECITALS

      WHEREAS, the Company and its affiliates are engaged in the business of providing services to the rehabilitation industry;

      WHEREAS, the Employee desires to be employed by the Company and to act as instructed by the Company, including, but not limited to, functioning within the position of Director of Louisiana Operations for Work Recovery Centers, Inc.; and

      WHEREAS, the parties desire to enter into a written agreement providing for the employment by the Company of the Employee.

      NOW, THEREFORE, in consideration of the above and foregoing premises, the terms and conditions set forth subsequently herein, and such other, further and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, THE PARTIES AGREE AS FOLLOWS:

      1. Employment. The Company hereby employs, engages, and hires the Employee, and the Employee hereby accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuant to the orders, advice and direction of the Company. The Employee agrees to devote all time necessary to his employment with the Company as the Company shall direct. Employment shall be on a full-time basis and the Employee shall not engage in any other type of employment for any other type of employer or for himself during the term of this agreement.

      2.    Term.  The term of this agreement shall be for three
(3) years commencing March 1, 1995. This agreement is terminable for any reason or no reason whatsoever at the end of any yearly period if the party terminating the agreement delivers to the other party written notice of such at least 30 days prior to the end of any yearly anniversary. This agreement is cancelable as set forth in paragraph 11 at any time during its term. Cancellation of this agreement will not, under any circumstances, apply to the compensation to be paid to Employee, which shall continue without interruption to Employee or his heirs throughout the term of the agreement.

      3. Duties. The parties hereby agree that the duties to be performed by the Employee for the Company shall initially be that of Director of Louisiana Operations for Work Recovery
Centers, Inc.

      The Employee further agrees that he will perform such further acts and duties as the Company may subsequently and reasonably assign to him, in the Company's discretion;' provided, however, that in no event will the Employee be required to perform any duties which are unlawful or illegal.

      4. Best Efforts of Employee. The Employee agrees that he will at all times faithfully and industriously and to the best of his ability, experience, and talents perform any and all of the duties which may be required of and from him pursuant to the express and implicit terms hereof.

      5. Compensation of Employee. The Company shall pay the Employee for the performance of services hereunder a gross base salary of Two Hundred Thousand and No One-Hundredths Dollars ($200,000) on an annual basis during the term hereof at such times and from time to time as is currently the normal practice for the Company generally with its employees. The foregoing salary represents gross wages, and the Employee recognizes and agrees that the Company shall deduct federal and state income taxes, F.I.C.A. and all other normal, necessary and required amounts therefrom.

      At the one year anniversary date of the opening of the Metairie Work Recovery Center, the Company agrees to issue to Employee 200,000 restricted shares of Work Recovery, Inc., providing that the Metairie Work Recovery Center has achieved a "break-even" status for the first year of operations. "Break-even" will be defined as follows: Net revenues at least equal to actual cash expenses plus 20% Work Recovery, Inc. administrative/overhead fees. Employee's salary and the cost of completing building renovations will not be defined as cash expenses for the Metairie Work Recovery Center.

      At the one-year anniversary date of the opening of the Metairie Work Recovery Center, the Company agrees to issue to Employee, under the Company's existing Incentive Stock Option Program (ISOP), at an exercise price equal to the average of the bid and ask prices at close of market on the anniversary date, less a 15% discount, the following options: For each dollar of "profit" earned by the Metairie Work Recovery Center for the first year of operations, one option. Profit will be defined as excess above break-even, as defined in the preceding paragraph. The exercise period for these options will be one year, beginning upon granting the options.

      6. Vacations. The Company hereby agrees that the Employee shall be entitled to two (2) weeks vacation after the first full year of this agreement, and two (2) weeks after each succeeding full year, if any. The time that such vacation may be taken by the Employee shall be determined by mutual agreement between the parties, but shall be taken in the year succeeding the year of accrual.

      7. Devotion of Time. The Employee shall devote such of his time, attention, knowledge and skills as are required of him by this agreement.

      8. Disclosure of Information. Employee shall not, during the term of the agreement or thereafter at any time, impart any information relative to the business or affairs of the Company or its affiliates to anyone except those employees of the Company or its affiliates who are entitled to receive such information.

      9. Covenant Not to Compete. Employee hereby agrees and covenants with the Company and its affiliates that for a period of two (2) years from the termination of his employment with the Company for any reason whatsoever, whether with or without cause, he will not, for any reason or cause whatsoever, either directly or indirectly, own, manage, operate, lend money to, join, control, assist, be employed by, or participate in the ownership, management, operation, or control of, or be connected in any manner with, including, but not limited to, the positions of shareholder, director, officer, consultant, independent contractor, agent, employee, partner, creditor or investor, any organization which is of a type or character which conducts the same or a business similar to the business engaged in by the Company or its affiliates at the time of the termination of this agreement within a distance of ten (10) miles of any facility then owned or operated by the Company or its affiliates, nor will the Employee divert or attempt to divert from the Company or its affiliates any business whatsoever by influencing or attempting to influence any clients, employees or agents of the Company or its affiliates. This Agreement is intended to provide protection for the trade secrets of the Company and its affiliates by eliminating the possibility of an intentional or inadvertent use of disclosure of any trade secret information during the term of the covenant set forth herein.

      10. Reimbursement of Expenses. In the event that Employee incurs any expenses in the performance of the duties contained in this agreement, the incurrence of which was authorized by the Company, the Company shall reimburse the Employee for said expenses within thirty (30) days after the Employee has furnished the Company with a Expense Report on Form AF125, completed in accordance with Accounting and Finance Policy No. AF 5.0, a copy of which is attached. In the event that any agent of the Internal Revenue Service or any court of law denies the deduction to the Company for the reimbursement of any such expenditures on the basis of the personal nature of such expenditure or on the basis of improper or insufficient documentation, the Employee shall, within ten (10) days' written notice from the Company, reimburse the Company for all such expenditures for which a deduction is not allowed.

      11. Termination. In the event during the term hereof any of the following events occur: (1) the death or "total and permanent incapacity" (as defined below) of Employee; (2) the substantial failure or inability of Employee to perform his duties hereunder; or (3) the "serious misconduct" (as defined below) of Employee, the board of the Company may elect to terminate the rights and obligations under this agreement by written notice to Employee. In the event the board of the Company exercises its right to terminate this agreement under this paragraph, the Employee will be relieved of all duties for and on behalf of the Company; however, the compensation due to the Employee shall continue without interruption for the entire term of the agreement. In the event Employee is not able to personally accept the agreed-upon compensation (e.g., in the event of his death), the agreed-upon compensation shall be paid to his heir(s) for the entire term of this Agreement.

      Total and permanent incapacity shall mean any physical or mental condition, including, without limitation, habitual alcoholism or drug abuse of Employee, expected to continue for more than six months which renders Employee incapable of effectively performing the services contemplated hereunder. Serious misconduct shall mean embezzlement or misappropriation of funds, as well as any other acts of dishonesty, significant activities harmful to the reputation of the Company, willful refusal to perform or substantial disregard of those duties properly assigned hereunder or the violation of any contractual obligation set forth in this agreement.

      12. Waiver and Severability. No waiver or any breach or violation hereof shall be implied from forbearance or failure by the Company to take action thereon. It is the desire and intent of the parties that the provisions of this agreement be enforced to the fullest extent permissible under the laws and the applicable public policies of the State of Arizona. Accordingly, the terms of the agreement are determined to be severable, and if any particular portion is adjudicated or determined to be invalid or unenforceable, such determination shall only apply to that portion of this agreement and the balance of this agreement shall nevertheless be enforceable to the fullest extent permissible under the laws and public policies applying thereto.

      13. Modification of Contract. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing and duly executed. The parties further agree that the provisions of this section may not be waived.

      14. Complete Agreement. This agreement contains the complete agreement concerning the employment arrangement between the parties and shall, as of the date hereof, supersede all other agreements between the parties relating thereto. The parties stipulate that neither of them has made any representation with respect to the subject matter of this agreement or any representations including the execution and delivery hereof, except such representations as are specifically set forth herein, and each of the parties hereto acknowledges that he or it has relied on his or its own judgment in entering into this agreement. The parties further acknowledge that any payment or representations that may have heretofore been made by either of them to the other are of no effect and that neither of them has relied thereon in connection with his or its dealings with the other.

      15. Choice of Law. It is the intention of the parties hereto that this agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of Arizona. Further, the parties hereby agree that the venue for any action brought by either party against the other shall be in the District Court, City of Tucson, County of Pima, and any other venue is hereby waived.

      16. Notice. If any notice is required hereunder, it shall be sufficient if in writing sent by registered or certified mail or facsimile to the Company at 2341 S. Friebus, Tucson, AZ 85713,
(602) 325-5227, and if to the Employee at 2629 N Causeway, Metairie, Louisiana, (504) 831-9951 or such other address as each party shall designate in writing to the other in accordance with the above.

      17. Inurement. This agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.
The rights and benefits of the Employee under this agreement shall also inure to the benefits of his successors and assigns.

      IN WITNESS WHEREOF, the parties have hereunto affixed their hands this 1st day of March, 1995.


                                               WORK RECOVERY, INC.



                                       By:    /s/ Thomas L. Brandon
                                      Thomas L. Brandon, President and CEO

ATTEST:     /s/ Linda J. Duncan
          Linda J. Duncan, Secretary

                                                EMPLOYEE
                                                /s/ Bobby S. Roberts
                                                Bobby S. Roberts